EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 13, 2015 (except for Note 18 and the paragraph entitled Reporting Segments in Note 2, as to which the date is September 18, 2015), with respect to the consolidated financial statements, and our report dated March 13, 2015, with respect to internal control over financial reporting, included in the Current Report of Alimera Sciences, Inc. on Form 8-K dated September 18, 2015, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement.
/s/ GRANT THORNTON LLP

Atlanta, Georgia
January 19, 2016